Exhibit 99.1

Provident Bankshares Reports Financial Results

For Third Quarter of 2008

Balance Sheet Remains Strong with Healthy Capital and Liquidity Positions

Company Declares Quarterly Common Stock Dividend of $0.11 Per Share

BALTIMORE: (October 27, 2008) – Provident Bankshares Corporation (Nasdaq: PBKS), the parent company of Provident Bank, today reported financial results for the third quarter of 2008.

The Company recorded a net loss of $5.4 million, or ($0.21) per diluted share, for the third quarter of 2008, compared with net income of $16.0 million, or $0.50 per diluted share, for the same period of the prior year. The decline in earnings per share is primarily due to a $24.6 million pre-tax non-cash accounting charge for other than temporary impairment (“OTTI”) of certain investment securities.

“The turmoil in the financial markets resulted in a further decline in the value of certain securities in our investment portfolio during the third quarter,” said Gary N. Geisel, Chairman and CEO of Provident Bankshares. “The stability of our core banking operations, as well as the capital we raised earlier this year, has enabled Provident to withstand the lower values recorded in our securities portfolio without it having a material impact on the health of our Bank. In addition, we were pleased to be recently informed by the U.S. Treasury that Provident has been granted preliminary approval to participate in its new TARP Capital Purchase Program. Our participation will be subject to the execution of the Program’s required procedures and approval by Provident’s Board of Directors.”

“In the current environment, our top priority is maintaining the strength of our balance sheet. We were successful in this regard during the third quarter as both loans and deposits increased over the prior quarter, while our capital levels and liquidity position remained healthy. We did see an increase in non-performing loans during the quarter, primarily related to weakness in the performance of the residential construction industry which management had expected. We believe any losses that materialize will be manageable,” said Mr. Geisel.

Regional Economic Highlights

While economic conditions in Provident’s regional markets weakened during the third quarter of 2008, they continued to be stronger than national averages. Unemployment rates for August 2008 were 4.8% in Baltimore, 5.0% in the Richmond area, and 4.1% for the Washington-Arlington-Alexandria area. These levels were well below the national unemployment rate of 6.1%. Average unsold housing inventories in the Baltimore-Washington region declined slightly during the third quarter of 2008.

Income Statement

The Company’s net interest income for the third quarter of 2008 was $43.8 million, compared with $47.8 million in the same period of the prior year. Despite an increase in average total earning assets from the prior year, net interest income declined due to a 36 basis point reduction in net interest margin.

On a sequential quarter basis, the net interest margin declined to 3.09% in the third quarter of 2008 from 3.28% in the second quarter of 2008. This decline was primarily the result of management’s proactive decision to enhance the Company’s longer-term liquidity position by adding brokered certificates of deposit with longer durations. During the third quarter of 2008, the Company utilized the increased liquidity provided by the increase in brokered certificates of deposit to reduce its reliance on short-term borrowings.

Non-interest income was $4.6 million in the third quarter of 2008, compared to $35.3 million in the same period of the prior year. Excluding the $24.6 million OTTI charge, non-interest income was $29.1 million in the third quarter of 2008. In addition to the OTTI charge, the year-over-year decline in non-interest income was primarily attributable to a one-time gain of $4.9 million in 2007 relating to the sale of deposits and facilities of six branches in the third quarter of 2007. Adjusted for this gain and the OTTI charge, year-over-year non-interest income declined $2.2 million, primarily due to a decrease in transaction based deposit fees.

Non-interest expense remained relatively flat, increasing slightly to $53.2 million in the third quarter of 2008, compared to $52.7 million in the same period of the prior year.

Balance Sheet

Total average loans remained flat at $4.2 billion in the third quarter of 2008, compared with the second quarter of 2008. Growth in the commercial business and commercial mortgage loan portfolios was offset by a decline in residential real estate construction loans.

Total average deposits were $4.5 billion in the third quarter of 2008, an increase from $4.3 billion in the second quarter of 2008. The increase was primarily attributable to higher balances of brokered certificates of deposit, offset by the seasonal declines in the other deposit categories. In each of the past three years, the Company has experienced declines in most deposit categories from the second quarter to the third quarter.

Investment Portfolio

During the third quarter of 2008, the Company recorded other-than-temporary-impairment of $24.6 million pre-tax, or $(0.45) per diluted share. This impairment occurred primarily as a result of continued weakness in the residential real estate markets and the resulting decline in expected future cash flows for the affected investments. The table below reflects the write-downs by the associated portfolio type and their current balances as of September 30, 2008.

(dollars in thousands) Portfolio	Fair Value	Amortized Cost	Third Quarter 2008 Write-downs
Pooled Trups - REIT	$15,092	$22,671	$(619)
Non-agency mortgage backed securities	67,773	77,037	(19,790)
Pooled Trups - Bank and Insurance	238,125	404,087	(4,161)

Totals	$320,990	$503,795	$(24,570)

A detailed breakdown of the investment portfolio is included in the financial tables at the end of this press release.

Asset Quality and Capital Ratios

In the third quarter of 2008, the Company recorded a provision for loan losses of $6.6 million. The level of provision reflects an increase in net charge-offs and non-performing loans given the weakened economic conditions.

Total non-performing loans as a percentage of total loans was 0.95% at September 30, 2008, an increase from 0.59% at June 30, 2008. The increase is primarily due to two residential construction loans totaling approximately $15.8 million that were placed on non-performing status during the third quarter. Non-performing loans in the other loan portfolios either remained stable or increased modestly from the prior quarter, consistent with the decline in general economic conditions.

Loan delinquencies greater than 90 days as a percentage of total loans were 0.27% at September 30, 2008, compared to 0.17% at June 30, 2008. Net charge-offs as a percentage of average loans were 0.48% for the third quarter of 2008, an increase from 0.33% in the second quarter of 2008. The increase in net charge-offs was primarily attributable to higher net charge-offs in the home equity and commercial business portfolios. The increase in non-performing loans and loan delinquencies was in line with management’s previously communicated expectations.

Total allowance for loan losses to total loans was 1.40% at September 30, 2008, an increase from 1.38% at June 30, 2008. Total allowance for loan losses to non-performing loans was 148% at September 30, 2008, a decline from 236% at June 30, 2008. The Company believes that the decline in the total allowance to non-performing loans ratio is acceptable, given the strong collateral underlying the loans that were placed on non-performing status during the third quarter of 2008, which results in minimal reserves required against these loans.

Capital

At September 30, 2008, all of the Company’s regulatory capital ratios exceeded the guidelines required to be considered a “well capitalized institution” as established by the Company’s primary banking regulators. These levels are considered to be at least 5.00% for the leverage ratio and 10.00% for the total capital ratio. At September 30, 2008, the Company’s leverage ratio was 8.39% and the total capital ratio was 12.29%.

US government agencies have initiated a number of actions designed to provide or improve stability to the financial system. One such action is the US Treasury’s Troubled Asset Relief Program Capital Purchase Program. Provident’s capital levels are well above the minimum required for regulatory status as a “well capitalized” institution. This program offers all qualifying banks the opportunity to issue and sell preferred stock, along with warrants to purchase common stock to the US Treasury on what appears to be attractive terms. While Provident has been granted preliminary approval by the US Treasury to participate, the Company has not finalized its decision at this time.

Outlook

Mr. Geisel commented on the outlook for Provident Bankshares, “For the next few quarters, we expect modest loan growth, stable non-interest income, a further decline in our net interest margin, and a flat or downward trend in our expense levels. We also believe that continued economic weakness will most likely result in elevated credit costs. Given our strong capital ratios, stable deposit base and significant reserve levels, we believe we are well positioned from a capital and liquidity standpoint to effectively manage through this challenging period.”

Dividend Declared

Provident Bankshares previously announced that on October 15, 2008, its Board of Directors declared a quarterly cash dividend of $0.11 per share. The quarterly cash dividend will be paid on November 7, 2008, to common stockholders of record at the close of business on October 27, 2008.

The Board of Directors also declared a quarterly dividend of $25.00 per share on its convertible preferred stock. This dividend will be paid on November 3, 2008, to preferred stockholders of record at the close of business on October 27, 2008.

About Provident Bankshares Corporation

Provident Bankshares Corporation is the holding company for Provident Bank, the largest independent commercial bank headquartered in Maryland. With $6.4 billion in assets, Provident serves individuals and businesses in the key metropolitan areas of Baltimore, Washington and Richmond through a current branch network of 142 offices in Maryland, Virginia, and southern York County, Pennsylvania. Provident Bank also offers related financial services through wholly owned subsidiaries. Securities brokerage, investment management and related insurance services are available through Provident Investment Company and leases through Court Square Leasing. Visit Provident on the Web at www.provbank.com.

Webcast Information

Provident Bankshares Corporation’s third quarter earnings teleconference will be webcast at 2 p.m. ET on October 27, 2008. The conference call will include a discussion of the Company’s third quarter 2008 results of operations and may include forward-looking information. The conference call will be simultaneously webcast at www.provbank.com and archived through November 10, 2008. To listen to the conference call, please go to the Company’s website and follow these links:

•	About Provident

•	Investor Relations

•	Upcoming Events

•	Provident Bankshares Corporation Third Quarter 2008 Results Audio Webcast

An audio replay of the teleconference will be available October 27, 2008 at 4:00 p.m. through November 10, 2008 by dialing 1-888-286-8010, passcode 60402016; the international dial-in number is 617-801-6888.

The Company has posted additional supplemental financial tables on its website at www.provbank.com in the Investor Relations section.

Forward-looking Statements

This press release, as well as other written communications made from time to time by Provident Bankshares Corporation and its subsidiaries (the “Company”) and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth, revenue growth in retail banking, lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; asset quality and levels of non-performing assets; current and future capital management programs; non-interest income levels, including fees from services and product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. No forward-looking statement can be guaranteed, and actual results may differ from those projected. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this release should be evaluated together with the uncertainties that affect the Company’s business, particularly those mentioned under the headings “Forward –Looking Statements” and “Item 1A. Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2007, and its reports on Forms 10-Q and 8-K, which the Company incorporates by reference.

In the event that any non-GAAP financial information is described in any written communication, including this press release, or in our teleconference, please refer to the supplemental financial tables included with this release and on our website for the GAAP reconciliation of this information.

TABLES FOLLOW

PROVIDENT BANKSHARES CORPORATION AND SUBSIDIARIES

FINANCIAL SUMMARY

	Three Months Ended September 30,			Three Months Ended June 30,
(dollars in thousands, except per share data)	2008	2007	% Change	2008	% Change
SUMMARY NON-GAAP INCOME STATEMENTS:
Net interest income	$43,832	$47,837	(8.4)%	$46,003	(4.7)%
Provision for loan losses	6,571	7,494	(12.3)	6,400	2.7
Non-interest income	4,553	35,303	(87.1)	16,317	(72.1)
Impairment on investment securities	(24,570)	—	—	(20,748)	18.4
Net gains	947	4,902	(80.7)	8,151	(88.4)
Non-interest income, excluding total gains	28,176	30,401	(7.3)	28,914	(2.6)
Total revenue, excluding total gains	72,008	78,238	(8.0)	74,917	(3.9)
Non-interest expense	53,193	52,685	1.0	50,373	5.6
Restructuring activities	5	111	(95.5)	(34)	(114.7)
Non-interest expense, excluding restructuring	53,188	52,574	1.2	50,407	5.5
Income tax expense (benefit)	(5,987)	6,993	(185.6)	(4,677)	28.0
Net income (loss)	(5,392)	15,968	(133.8)	10,224	(152.7)
Beneficial conversion feature - preferred stock	—	—	—	1,463	—
Dividends - preferred stock	1,523	—	—	—	—
Net income (loss) available to common stockholders	(6,915)	15,968	(143.3)	8,761	(178.9)

SHARE DATA:
Basic earnings (loss) per share	$(0.21)	$0.50	(142.0)%	$0.27	(177.8)%
Diluted earnings (loss) per share	(0.21)	0.50	(142.0)	0.27	(177.8)
Cash dividends paid per common share	0.110	0.315	(65.1)	0.110	—
Cash dividends paid per preferred share	29.72	—	—	—	—
Book value per common share	14.73	19.10	(22.9)	15.73	(6.4)
Weighted average shares - basic	32,993,033	31,931,837	3.3	32,789,883	0.6
Weighted average shares - diluted	32,993,033	32,091,566	2.8	32,894,508	0.3
Common shares outstanding	33,338,972	31,974,520	4.3	33,172,640	0.5

SELECTED RATIOS:
Return on average assets	(0.34)%	1.01%		0.65%
Return on average equity	(3.78)	10.27		7.21
Return on average common equity	(4.50)	9.82		5.77
Net yield on average earning assets (t/e basis)	3.09	3.45		3.28
Efficiency ratio (excludes restructuring activities)	73.05	66.50		66.57
Leverage ratio	8.39	8.74		8.67
Tier I risk-based capital ratio	10.13	10.76		10.59
Total risk-based capital ratio	12.29	11.82		12.75
Tangible common equity ratio	5.65	6.50		5.81

END OF PERIOD BALANCES:
Investment securities portfolio	$1,328,223	$1,559,599	(14.8)%	$1,380,946	(3.8)%
Total loans	4,264,201	4,047,715	5.3	4,202,407	1.5
Assets	6,410,476	6,364,010	0.7	6,382,055	0.4
Deposits	4,595,393	4,206,741	9.2	4,360,480	5.4
Stockholders’ equity	542,464	610,721	(11.2)	573,166	(5.4)
Common stockholders’ equity	604,793	657,286	(8.0)	615,004	(1.7)

AVERAGE BALANCES:
Investment securities portfolio	$1,511,735	$1,609,766	(6.1)%	$1,535,106	(1.5)%
Loans:
Originated and acquired residential mortgage	262,372	298,019	(12.0)	274,357	(4.4)
Home equity	1,117,718	1,050,442	6.4	1,089,914	2.6
Other consumer	382,691	386,750	(1.0)	383,194	(0.1)
Commercial real estate	1,510,880	1,434,997	5.3	1,533,109	(1.4)
Commercial business	946,563	803,537	17.8	917,765	3.1
Total loans	4,220,224	3,973,745	6.2	4,198,339	0.5
Earning assets	5,740,574	5,596,734	2.6	5,746,389	(0.1)
Assets	6,444,096	6,279,353	2.6	6,436,068	0.1
Deposits:
Noninterest-bearing	653,428	709,492	(7.9)	665,638	(1.8)
Interest-bearing	3,821,708	3,375,739	13.2	3,642,386	4.9
Total deposits	4,475,136	4,085,231	9.5	4,308,024	3.9
Stockholders’ equity	567,377	617,043	(8.0)	570,245	(0.5)
Common stockholders’ equity	611,396	644,896	(5.2)	610,430	0.2

PROVIDENT BANKSHARES CORPORATION AND SUBSIDIARIES

FINANCIAL SUMMARY

	Nine Months Ended September 30,
(dollars in thousands, except per share data)	2008	2007	% Change
SUMMARY NON-GAAP INCOME STATEMENTS:
Net interest income	$134,824	$145,320	(7.2)%
Provision for loan losses	16,085	13,338	20.6
Non-interest income	5,746	96,257	(94.0)
Impairment on investment securities	(87,973)	—	—
Net gains	8,907	6,525	36.5
Non-interest income, excluding total gains	84,812	89,732	(5.5)
Total revenue, excluding total gains	219,636	235,052	(6.6)
Non-interest expense	154,997	160,081	(3.2)
Restructuring activities	45	1,459	(96.9)
Non-interest expense, excluding restructuring	154,952	158,622	(2.3)
Income tax expense (benefit)	(17,722)	20,554	(186.2)
Net income (loss)	(12,790)	47,604	(126.9)
Beneficial conversion feature - preferred stock	1,463	—	—
Dividends - preferred stock	1,523	—	—
Net income (loss) available to common stockholders	(15,776)	47,604	(133.1)

SHARE DATA:
Basic earnings (loss) per share	$(0.49)	$1.48	(133.1)%
Diluted earnings (loss) per share	(0.49)	1.48	(133.1)
Cash dividends paid per common share	0.545	0.930	(41.4)
Cash dividends paid per preferred share	29.72	—	—
Book value per common share	14.73	19.10	(22.9)
Weighted average shares - basic	32,442,812	32,063,333	1.2
Weighted average shares - diluted	32,442,812	32,259,491	0.6
Common shares outstanding	33,338,972	31,974,520	4.3

SELECTED RATIOS:
Return on average assets	(0.27)%	1.02%
Return on average equity	(3.03)	10.14
Return on average common equity	(3.43)	9.90
Net yield on average earning assets (t/e basis)	3.18	3.55
Efficiency ratio (excludes restructuring activities)	69.74	66.88
Leverage ratio	8.39	8.74
Tier I risk-based capital ratio	10.13	10.76
Total risk-based capital ratio	12.29	11.82
Tangible common equity ratio	5.65	6.50

END OF PERIOD BALANCES:
Investment securities portfolio	$1,328,223	$1,559,599	(14.8)%
Total loans	4,264,201	4,047,715	5.3
Assets	6,410,476	6,364,010	0.7
Deposits	4,595,393	4,206,741	9.2
Stockholders’ equity	542,464	610,721	(11.2)
Common stockholders’ equity	604,793	657,286	(8.0)

AVERAGE BALANCES:
Investment securities portfolio	$1,542,116	$1,627,388	(5.2)%
Loans:
Originated and acquired residential mortgage	275,559	311,406	(11.5)
Home equity	1,098,104	1,020,822	7.6
Other consumer	382,700	394,051	(2.9)
Commercial real estate	1,526,098	1,416,920	7.7
Commercial business	933,800	773,392	20.7
Total loans	4,216,261	3,916,591	7.7
Earning assets	5,769,729	5,558,459	3.8
Assets	6,463,759	6,243,179	3.5
Deposits:
Noninterest-bearing	654,073	725,771	(9.9)
Interest-bearing	3,685,061	3,390,757	8.7
Total deposits	4,339,134	4,116,528	5.4
Stockholders’ equity	564,760	627,408	(10.0)
Common stockholders’ equity	613,902	643,008	(4.5)

Investment Securities Portfolio

September 30, 2008

($ in thousands)	Par Value	Fair Value	Amortized Cost	Unrealized Gains/(Losses) Recognized in OCI	Cumulative OTTI
Available For Sale

Treasuries	$7,000	$6,947	$6,936	$11	$—

Sovereign	400	400	400	—	—

FHLB Stock	$38,369	$38,369	$38,369	$—	$—

Agency MBS/ARM	623,101	626,085	628,662	(2,577)	—

Municipals
AAA	73,425	71,213	73,759	(2,546)	—
AA	58,655	56,162	58,894	(2,732)	—
A	18,690	17,886	18,755	(869)	—

Total	150,770	145,261	151,408	(6,147)	—

Pooled Trups - Banks & Insurance
AAA	74,717	43,085	74,722	(31,637)	—
AA	41,899	19,463	41,912	(22,449)	—
A	20,673	10,277	20,687	(10,410)	—

Total	137,289	72,825	137,321	(64,496)	—

Pooled Trups - REITs
AA	15,000	4,905	11,340	(6,435)	(3,653)
A	14,000	2,678	4,096	(1,418)	(9,908)
BBB	14,000	2,674	2,436	238	(11,610)
BB	42,760	3,913	3,521	392	(38,479)
B	20,671	922	1,278	(356)	(18,714)

Total	106,431	15,092	22,671	(7,579)	(82,364)

Non-Agency MBS
AAA	59,708	51,589	57,337	(5,748)	(2,085)
AA	12,453	5,392	8,328	(2,936)	(3,796)
A	20,290	5,273	5,273	—	(15,110)
BBB	6,729	3,156	3,156	—	(3,574)
BB	9,445	889	1,367	(478)	(8,095)
B	7,859	689	703	(14)	(7,181)
CCC	9,815	785	873	(88)	(9,095)

Total	126,299	67,773	77,037	(9,264)	(48,936)

Single Issuer Bank Trups
A	38,750	30,332	36,403	(6,071)	—
BBB	17,003	13,333	16,641	(3,308)	—

Total	55,753	43,665	53,044	(9,379)	—

Total Available For Sale	$1,245,412	$1,016,417	$1,115,848	$(99,431)	$(131,300)

Held-To-Maturity

Pooled Trups - Banks & Insurance
AA	10,000	4,485	9,727	(273)	—
A	238,093	115,323	183,712	(51,238)	(3,143)
BBB	97,608	45,492	73,327	(23,263)	(1,018)

Total	345,701	165,300	266,766	(74,774)	(4,161)

Single Issuer Bank Trups
AA	3,498	2,198	3,002	—	—
A	34,000	29,305	34,393	38	—
BBB	2,100	2,164	1,957	—	—
BB	5,000	3,630	5,098	—	—
NR (Not Rated)	700	736	590	—	—

Total	45,298	38,033	45,040	38	—

Total Held-To-Maturity	$390,999	$203,333	$311,806	$(74,736)	$(4,161)

Total Investment Portfolio	$1,636,411	$1,219,750	$1,427,654	$(174,167)	$(135,461)